Exhibit 99.(h)(4)(b)

ALPINE EQUITY TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT
AMENDMENT NO. 1

          THIS AMENDMENT dated as of December 17, 2010, to the Expense Limitation and Reimbursement Agreement, dated as of September 22, 2008 (the “Agreement”), is entered into by and between Alpine Equity Trust (the “Trust”), on behalf of its funds listed on Schedule A (the “Funds”), and Alpine Woods Capital Investors, LLC (the “Adviser”):

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust desires to amend the Agreement to add Alpine Global Consumer Growth Fund, a series of Alpine Equity Trust; and

WHEREAS, Section 2 of the Agreement allows for modification by approval of the Board of Trustees of the Trust.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

          Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.

          Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ALPINE EQUITY TRUST

By:	/s/ Ron Palmer

Ron Palmer Chief Financial Officer

ALPINE WOODS CAPITAL INVESTORS, LLC

By:	/s/ Samuel A. Lieber

Samuel A. Lieber Chief Executive Officer

ALPINE EQUITY TRUST
EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

SCHEDULE A

Fund	Expense Cap

Alpine Realty Income & Growth Fund	1.50%

Alpine Emerging Markets Real Estate Fund	1.35%

Alpine Global Infrastructure Fund	1.35%

Alpine Global Consumer Growth Fund	1.35%